Exhibit 10.1

CONFORMED COPY

December 31, 2004

Mr. Allan Z. Loren
c/o The Dun and Bradstreet Corporation
103 JFK Parkway
Short Hills, New Jersey 07078

Re:	Amendment to Employment Agreement

Dear Allan:

This letter will confirm our agreement that as of January 1, 2005 you will cease to serve as Chief Executive Officer of The Dun & Bradstreet Corporation (the “Company”), but will continue to serve as Chairman of the Board of Directors of the Company (the “Board”) until May 30, 2005, subject to earlier termination in accordance with your employment agreement dated May 15, 2000, with the Company (as amended and supplemented, the “Agreement”).

As the Chairman of the Board, you will provide leadership to the Board and perform the following duties: act as liaison between the Board and the management of the Company; establish procedures to govern the Board’s work; schedule regular and special Board meetings and organize agendas for such meetings with input from the Chief Executive Officer and Board members; ensure proper flow of information to the Board; review the adequacy and timing of documentary and other presentations to the Board; ensure adequate lead time for effective study and discussion of presentations to the Board calling for Board action; assign specific tasks to Board members; work with such committees as the Board may establish, and participate in meetings of the Committees; ensure appropriate committee structures and duties, and recommend to the Board Affairs Committee the appointment of committee members and chairpersons; preside at all meetings of the Board. You will have such other powers and perform such other duties consistent with such position as may be prescribed by the Board. As an employee of the Company, you will undertake such projects consistent with your position as reasonably requested of you by the Chief Executive Officer.

During 2005 you will not be entitled to any additional equity grants. For 2005, the pro-rata portion of the Annual Bonus (as defined in the Agreement) you receive will be based on a target bonus of one hundred fifty percent (150%) of the Base Salary (as defined in the Agreement) you earn during your period of employment (i.e., $437,499.99). The maximum amount of the 2005 Annual Bonus is two hundred percent (200%) of the target bonus (i.e., $874,999.99). The amount of the 2005 Annual Bonus will be based upon the Compensation Committee’s assessment of your contribution to the success of the leadership transition as well as your Board duties. The 2005 Annual Bonus will be payable in a lump sum promptly after termination of your employment, but in no event later than 30 days after your termination. All of the other compensation and benefits provided to you will remain the same.

On May 30, 2005, or such earlier date when you no longer serve as Chairman, the Company will transfer title to you of the then current Company automobile provided to you, and the Company

Exhibit 10.1

will pay to you a tax gross-up payment to cover any taxes that may be due as a result of the transfer of such title so that such transfer and the gross-up payment will be tax free to you. The retiree medical, dental, and life insurance benefits coverage to be provided to you pursuant to the Agreement will be provided to you on an insured basis within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended.

The ceasing of your being Chief Executive Officer pursuant to this letter will not be “good reason” under the Agreement.

All other terms of the Agreement and the Change in Control Agreement will remain unchanged and, as amended, the Agreement will remain in full force and effect. This letter will serve as an amendment to the Agreement. Please execute and return this letter to us.

Sincerely, THE DUN & BRADSTREET CORPORATION
By:	/s/ David J. Lewinter
	Name:	David J. Lewinter
	Title:	Senior Vice President, General Counsel & Corporate Secretary

Agreed to and Accepted:

/s/ Allan Z. Loren
Allan Z. Loren